Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2026 relating to the financial statements of Pliant Therapeutics, Inc., appearing in the Annual Report on Form 10-K of Pliant Therapeutics, Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
San Francisco, California
March 11, 2026